CORPORATE BYLAWS

of

East West International, Inc.

ARTICLE I

Company Formation

1.01.FORMATION. This Corporation is formed pursuant to the the laws of the State of Wyoming.

1.02.CORPORATE CHARTER COMPLIANCE. The Board of Directors (the “Board”) acknowledges and agrees that they caused Articles of Incorporation to be filed with the relevant state authority and all filing fees have been paid and satisfied.

1.03.REGISTERED OFFICE & REGISTERED AGENT. The registered office of the corporation shall be as stated in the Articles of Incorporation, unless amended. The address of the registered office may be changed from time to time. The Corporation must maintain a statement of acceptance from the Corporation’s current registered agent.

1.04.OTHER OFFICES. The Corporation may have other offices as selected by the Board.

1.05.CORPORATE SEAL. The Board may adopt a corporate seal with the form and inscription of their choosing. The adoption and use of a corporate seal is not required.

1.06.PURPOSE. This Corporation is formed to engage in any lawful business purpose.

1.07.ADOPTION OF BYLAWS. These corporate bylaws are adopted on behalf of the Corporation.

ARTICLE 2

Board of Directors

2.01.INITIAL MEETING OF THE BOARD. The Board has conducted and completed the initial meeting necessary to begin the business operations of the Corporation, including the adoption of these Bylaws.

2.02.POWERS AND NUMBERS. The management of all the Corporation’s affairs, property, and interests shall be managed by or under the direction of the Board. The Board of the Corporation shall be comprised of the number of directors listed in the Articles of Incorporation, unless expressly altered by these Bylaws. The Board consists of members who are elected for a term of one (1) year, and hold office until their successors are duly elected and qualified at the following annual shareholder meeting. Directors need not be shareholders or residents of the state in which the Corporation was formed.

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2.03.DIRECTOR LIABILITY. Each director is required, individually and collectively, to act in good faith, with reasonable and prudent care, and in the best interest of the Corporation. If a director acts in such a manner, then they shall be immune from liability arising from official acts on behalf of the Corporation.

Directors who fail to comply with this section of these Bylaws shall be personally liable to the Corporation for any improper distributions and as may otherwise be described in these Bylaws.

2.04.CLASSES OF DIRECTORS. Until such time as these Bylaws are accordingly amended, the Corporation does not have classes of directors, and does not elect to have staggered terms.

2.05.CHANGE OF NUMBER. The number of directors may be increased or decreased at any time by amendment of these Bylaws, pursuant to the process outlined in Article 10 of these Bylaws. A decrease in number does not have the effect of shortening the term of any incumbent director. In the event the established number of directors is decreased, the directors shall hold their positions until the next shareholder meeting occurs and new directors are elected and qualified.

2.06.ELECTION & REMOVAL OF DIRECTORS. Directors are to be voted on and elected at each annual shareholder meeting, unless a special meeting is expressly called to remove a director and/or fill a vacancy. Any member(s) of the Board, including the entire Board, may be removed by an affirmative vote by the holders of a majority of shares entitled to vote at any meeting of shareholders called expressly for that purpose. In the event that a director is elected, but is not yet qualified to hold office, then the previous director shall holdover until such time that the newly elected director is so qualified.

2.07.VACANCIES. All vacancies in the Board may be filled by the affirmative vote of a majority of the remaining directors, provided that any such director who fills a vacancy is qualified to be a director and shall only hold the office until a new director is elected by the shareholders at the next meeting of the shareholders. Any vacancy to be filled due to an increase in the number of directors may be filled by the Board for a term lasting until the next annual election of directors by the shareholders at the annual meeting or a special meeting called for the purpose of electing directors. Any director elected by the shareholders to fill a vacancy which results from the removal of a director shall serve the remainder of the annual term of the removed director and until a successor is elected by the shareholders and qualified.

Any director who fills a vacancy on the Board shall not be considered unqualified or disqualified solely by virtue of being an interim director.

2.08.REGULAR MEETINGS. The meetings of the Board or any committee may be held at the Corporation’s principal office or at any other place designated by the Board or its committee, including by means of remote communication. The annual meeting of the Board will be held without notice immediately after the adjournment of the annual meeting of shareholders.

2.09.SPECIAL MEETINGS. Special meetings of the Board may be held at any place and at any time and may be called by the Chairman of the Board, the President, Vice President, Secretary, or Treasurer, or at least two directors. Any special meeting of the Board must be preceded by at least forty-eight hours' notice of the date, time, place, and purpose of the meeting, unless these Bylaws require otherwise.

2.10.ACTION BY DIRECTORS WITHOUT A MEETING. Any action which may be taken at a meeting of the Board, or its committee, may be taken without a meeting, provided all directors or committee members unanimously agree, and such unanimous consent is filed with the minutes of the proceeding and sets forth the action taken taken by the Board.

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2.11.NOTICE OF MEETINGS. The regular meetings of the Board shall be held without notice of the date, time, place, or purpose of the meeting, provided the meeting of the Board follows the adjournment of the annual shareholder meeting. Notice may be given personally, by facsimile, by mail, or in any other lawful manner, so long as the method for notice comports with Article 8 of these Bylaws. Oral notification is sufficient only if a written record of the notice is included in the Corporation's minute book. Notice is effective at the earliest of:

a.Receipt;

b.Delivery to the proper address or telephone number of the director(s) as shown in the Corporation's records; or

c.Five days after its deposit in the United States mail, as evidenced by the postmark, if correctly addressed and mailed with first-class postage prepaid.

2.12.QUORUM. A simple majority of the Board constitutes a quorum, and a quorum is necessary at all meetings to constitute a quorum to transact business.

2.13.DIRECTORS, MANNER OF ACTING. The act of the majority of the Board present at a meeting at which a quorum is present when the vote is taken shall be the act of the Board unless the Articles of Incorporation require a greater percentage.

2.14.WAIVER OF NOTICE. A director waives the notice requirement if that director attends or participates in the meeting, unless a director attends for the express purpose of promptly objecting to the transaction of any business because the meeting was not lawfully called or convened. A director may waive notice by a signed writing, delivered to the Corporation for inclusion in the minutes before or after the meeting.

2.15.REGISTERING DISSENT. A director who is present at a meeting at which an action on a corporate matter is taken is presumed to have assented to such action, unless the director expressly dissents to the action. A valid dissent must be entered in the meeting’s minutes, filed with the meeting’s acting Secretary before its adjournment, or forwarded by registered mail to the Corporation’s Secretary within twenty-four (24) hours after the meeting’s adjournment. These options for dissent do not apply to a director who voted in favor of the action or failed to express such dissent at the meeting.

2.16.EXECUTIVE AND OTHER COMMITTEES. The Board may create committees to delegate certain powers to act on behalf of the Board, provided the Board passes a resolution indicating such creation or delegation. The Board may delegate to a committee the power to appoint directors to fill vacancies on the Board. All committees must record regular minutes of their meetings and keep the minute book at the corporation’s office. The creation or appointment of a committee does not relieve the Board or its members from their standard of care described in Section 2.03 of these Bylaws.

Notwithstanding the power to create committees, no committee may be empowered to issue shares, recommend shareholder actions, nor amend these Bylaws.

2.17.REMUNERATION. The Board may adopt a resolution which results in directors being paid a reasonable compensation for their services rendered as directors of the Corporation. Directors may also be paid a fixed sum and expenses, if any, for attendance at each regular or special meeting of such Board. Nothing contained in these Bylaws precludes a director from receiving compensation for serving the Corporation in any other capacity, including any services rendered as an officer or employee. If the Board accordingly passes a resolution, then committee members may be allowed like compensation for attending committee meetings.

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A resolution of the Board that grants compensation to a director may be challenged by a shareholder, provided the shareholder requests a special shareholder meeting specifically addressing the resolution related to director compensation. Any Board resolution that relates to director compensation can be overturned by a majority vote of shareholders.

2.18.LOANS. The Corporation may not make loans to the directors, unless first approved by the holders of two-thirds of the voting shares. The Corporation may not make loans secured by its own shares.

2.19.ADVANCE EXPENSE. The Corporation shall pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding which arises from the business operations of the Corporation.

2.20.INDEMNIFICATION. Provided the director complies with the standard of care described in Section 2.03 of these Bylaws, the Corporation shall indemnify any director made a party to a proceeding, brought or threatened, as a consequence of the director acting in their official capacity.

2.21.ACTION OF DIRECTORS BY COMMUNICATIONS EQUIPMENT. Any action which may be taken at a meeting of the Board, or a committee, may be taken by means of a telephone or video conference or similar communications equipment which allows all persons participating in the meeting to hear each other at the same time. A director participating in a meeting by this means is deemed to be present in person at the meeting.

ARTICLE 3

Shares

3.01.AUTHORITY TO ISSUE. The Corporation is authorized to issue any class of shares or securities convertible into shares of any class. Before any shares of the Corporation may be issued, the Board must pass a resolution which authorizes the issuance, sets the minimum consideration for the shares or security (or a formula to determine the minimum consideration), and fairly describes any non-monetary consideration. The authorized number of shares shall be as listed in the Corporation’s Articles of Incorporation.

3.02.RESTRICTIONS. Shares may only be issued in accordance with the Corporation’s Articles of Incorporation, and through the process described in these Bylaws. Any issuance of shares in excess of the amount described in the Articles of the Corporation must be authorized by the Board and approved by the affirmative vote by a majority of shareholders. Any restriction on the transferability of shares shall be fully furnished to the shareholder, upon shareholder request, and without any charge to the shareholder.

No shareholder has a preemptive right to subscribe to any subsequent or additional issuance of shares.

3.03.SHARE CERTIFICATES. The Corporation need not provide shareholders any share certificates that certify the shares of the Corporation’s shares held by the shareholder. Consequently, the Board may authorize the issuance of some or all shares of any class or series of shares without certificates, provided that the Board shall provide to a shareholder, upon that shareholder’s request, a written statement that contains the information required to be on share certificates.

If share certificates are issued, then each share certificate must contain on its face:

a.The name and state of formation of the Corporation;

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b.The name of the shareholder (or person to whom the shares are issued);

c.The class of shares and the number of shares it represents;

d.The signature of the president, vice president, chief executive officer, chief operating officer, chief financial officer, chairman of the Board, or vice-chairman of the Board; and

e.The counter signature of the Secretary, assistant secretary, treasurer, assistant treasurer, or any other officer.

For the sake of clarity, in the event that an individual serves multiple roles within the Corporation, that person cannot countersign any document which that person has already signed in their official or individual capacity. If an officer who has signed or whose facsimile signature appears on any share certificate ceases to be an officer before the certificate is issued to the shareholder, it may be issued by the Corporation and is valid as if the person were an officer on the date of issuance. The certificate may be sealed with the Corporation’s seal.

3.04.MUTILATED, LOST, OR DESTROYED CERTIFICATES. In the instance of any mutilation, loss, or destruction of any share certificate, another may be issued in its place on proof of such mutilation, loss or destruction. The Board may impose conditions on such issuance and may require the giving of a satisfactory bond or indemnity to the Corporation. The Board may establish other procedures as they deem necessary.

3.05.FRACTIONAL SHARES OR SCRIP. The Corporation may:

a.Issue fractions of a share which entitle the holder to exercise voting rights, to receive dividends, and to participate in any of the Corporation’s assets in the event of liquidation;

b.Arrange for the disposition of fractional interests by those entitled thereto;

c.Pay the fair market value, in cash, of fractions of a share as of the time when those entitled to receive such shares are determined; or

d.Issue scrip in a form which entitles the holder to receive a certificate for the full share upon surrender of such scrip aggregating a full share.

3.06.TRANSFER. So long as there is no transferability restriction on the shares, as described in Section 3.02 of these Bylaws, the shares of the Corporation are freely transferable. Transfers of shares must be made upon the corporation’s share transfer books. Share transfer books shall be kept in the manner described in Article 7 of these Bylaws.

Before a new certificate is issued, the old certificate must be surrendered for cancellation. The Board may, by resolution, open a share register in any state of the United States, and may employ an agent or agents to keep such register, and to record transfers or shares therein.

3.07.REGISTERED OWNER. The Corporation shall recognize an individual as the registered owner of given shares, provided that individual is determined as the shareholder of record by the record date as set out in Sections 4.08 and 4.09 of these Bylaws. Shareholders may agree to confer the right to vote or represent their shares to third parties, including trustees, proxies, or fiduciaries. The Board may resolve to adopt a procedure by which a shareholder of the Corporation may certify in writing to the Corporation that all or a portion of the shares registered in the shareholder’s name are held for the account of a specified person or persons. The resolution must set forth:

a.The classification of shareholders who may certify;

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b.The purpose or purposes for which the certification may be made;

c.The form of certification and information to be contained therein;

d.If the certification is with respect to a record date or closing of the share transfer books, the date within which the certification must be received by the Corporation; and

e.Other provisions with respect to the procedure as are deemed necessary or desirable.

Upon receipt of a certification complying with this procedure, the Corporation must treat the persons specified in the certification as the holders of record for the number of shares specified in place of the shareholder making the certification.

3.08.CLASSES OR SERIES OF SHARES. Until such time that these Bylaws are amended accordingly, the shares of the Corporation are not classified, and are not in series. In the event the Board decides to classify or reclassify the shares or alter any shareholder rights or restrictions, then the Board shall cause an Amendment to its Articles of Incorporation to be filed with the relevant state authority. The Amendment to the Articles of Incorporation shall describe the rights and restrictions which are being modified or altered, along with a statement (if any) that the shares have been classified or reclassified. The Amendment to the Articles of Incorporation must be acknowledged and signed by either a director or an executive officer on behalf of the Board.

3.09.SHARES OWNED BY THE CORPORATION. Shares owned by the Corporation in another corporation may be voted by the officer, agent, or proxy chosen by the Board or, in the absence of such determination, by the President of the Corporation. The power to vote such shares is vested in the Board, however, the President is authorized to vote on the Corporation’s behalf, only in the absence of a Board decision on how to vote. If the Board does render a decision related to the vote of shares, then the President is bound by the Board’s decision.

The Corporation may vote or represent shares that it holds in itself, provided the Corporation holds such shares in a fiduciary capacity. If the Corporation holds shares in itself in such a fiduciary capacity, then such shares shall be counted in determining the total number of outstanding shares at a given time. If the Corporation holds shares in itself in a non-fiduciary capacity, then such shares shall be construed as authorized but unissued shares, and may not be represented or voted at a meeting of the shareholders.

ARTICLE 4

Shareholders

4.01.SHAREHOLDER MEETING PLACE. All shareholder meetings must be held at the Corporation’s principal office or other place predetermined by the Board. Shareholders may participate in the meeting by means telephonic or video conference, provided the participants can hear each other in real time.

4.02.ANNUAL MEETING TIME. The annual shareholder meeting for the election of directors and the transaction of such other business properly before the meeting, must be held each year on ____________________________, at the hour of ______________. If that date is a legal holiday, then the meeting must be held on the day following, at the same hour.

4.03.ANNUAL MEETING – ORDER OF BUSINESS. The order of business at the annual shareholder meeting is as follows:

a.Calling the meeting to order;

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b.Proof of notice of meeting (or filing of waiver);

c.Reading of minutes of last annual meeting;

d.Officer reports;

e.Committee reports;

f.Election of directors;

g.Disclosures to Shareholders;

h.Miscellaneous business.

4.04SPECIAL MEETINGS. Special shareholder meetings, for any purpose, may be called at any time by the President, the Board, or the Secretary. The Secretary may only call a special shareholder meeting if the Secretary has received a written request from the holders of at least one-tenth of all shares entitled to vote at the meeting.

4.05.NOTICE. The Secretary shall cause notice to be given to each shareholder of record at least ten (10) days, but no more than sixty (60) days, before the shareholders’ meeting. Notice shall be by writing, electronic transmission, or by personal delivery, and shall state the time, place, and purpose of the meeting (including instructions for how to remotely or electronically attend and participate). Notice is considered given to a shareholder when it is personally provided to the shareholder, left at the shareholder’s residence or usual place of business, mailed to the shareholder’s address of record, or by electronic transmission to the shareholder’s address or number of record on file with the Corporation. A single notice may be delivered to multiple shareholders sharing the same address, unless the Corporation receives a request from a shareholder that more than a single notice be delivered.

Notice by electronic transmission shall be considered ineffective if the Corporation is unable to deliver two consecutive notices and the individual responsible for sending notices to shareholders is made aware of the delivery failures. A shareholder meeting, and any actions taken by shareholders, shall not be invalidated due to an inadvertent failure to deliver notice.

4.06.WAIVER OF NOTICE. A shareholder who is entitled to notice may waive the notice requirement if they provide a signed written waiver of the required notice, before or after the stated meeting time, or the shareholder is present at the meeting in person or by proxy.

4.07.ADJOURNED MEETING. If any shareholder meeting is adjourned to a different date, time, or place, notice need not be given of the new date, time, and place if the new date, time, and place is announced at the meeting before adjournment. But if the adjournment is for more than thirty (30) days or if a new record date for the adjourned meeting is, or must be fixed, then notice must be given pursuant to the requirements of Section 4.05, to those persons who are shareholders as of the new record date.

4.08.SHAREHOLDER LIST. At least ten (10) days before each shareholder meeting, a complete record of the shareholders entitled to vote at the meeting must be made and maintained in the books and records of the Corporation. This list must be arranged by voting group (if any), in alphabetical order, and include number of shares held by and the address of each shareholder and in a legible and reproducible format. This record must be kept on file at the Corporation’s principal office for a period of ten (10) days prior to the meeting. The records must also be kept open for inspection at shareholder meetings.

4.09.CLOSING OF TRANSFER BOOKS & FIXING RECORD DATE. In order to determine which shareholders are entitled to notice of or to vote at any shareholder meeting, or any

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adjournment thereof, or entitled to receive payment of any dividend, the Board may require that the share transfer books must be closed for not more than twenty (20) days prior to the meeting.

Instead of closing the share transfer books, the Board may fix in advance a record date for determination of such shareholders. The record date must not be more than seventy (70) days or less than ten (10) days prior to the date of the meeting, adjournment, or payment.

4.10.SHAREHOLDER LIABILITY. Shareholders shall not be personally liable for the debts and acts of the Corporation solely due to the fact that the shareholders own shares of the Corporation. Nevertheless, shareholders are personally liable to the Corporation or its creditors for any delinquencies in payments of the agreed upon price or consideration for the shares. In the event that a subscription price or consideration for shares has not been fully paid, the following people are not personally liable for the unpaid balance:

a.A transferee or assignee who acquires the shares or subscription in good faith and without knowledge or notice of the nonpayment;

b.A person who holds the shares as a fiduciary, although the estate in the hands of the fiduciary is liable for the nonpayment; and

c.A pledgee or other person who holds shares as security.

4.11.VOTING RIGHTS. Each outstanding share is entitled to one (1) vote on each matter submitted to a vote at a shareholder meeting, provided the shares are held in compliance with any payment plan, subscription, share purchase agreement, or fiduciary capacity.

Agreements between or among the shareholders of the Corporation which may limit, restrict, or otherwise affect the normal governance or operations of the Corporation, directors, officers, or shareholders are permitted. For the sake of clarity and to avoid future confusion, “normal governance or operations” shall include the rights to call meetings, vote on matters, and take action on behalf of the Corporation.

4.12.VOTING FOR DIRECTORS. Unless otherwise provided in the Articles of Incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

4.13.PROXIES. A shareholder may vote either in person or by proxy, signed in writing by the shareholder or the shareholder’s duly authorized attorney-in-fact. No proxy is valid after eleven (11) months from the date signed, unless the proxy states otherwise. A proxy is revocable by a shareholder at any time, unless the proxy states that it is irrevocable and is coupled with an interest.

4.14.QUORUM. When a majority of all outstanding shares which may vote on a given matter is present, in person or by proxy, a quorum exists for the purposes of the matter subjected to a vote. If a quorum is present at a shareholder meeting, then a majority vote of all shares comprising the quorum at the meeting is sufficient to approve or deny any matter properly brought before the meeting.

4.15.ACTION BY SHAREHOLDERS WITHOUT A MEETING. Any action which may be taken at any annual or special shareholder meeting may be taken without a meeting and without prior notice if one or more shareholders entitled to vote on the matter consent to the action in writing, setting forth the action so taken and at least the minimum number of votes necessary to take such action. Such consent must also be signed by all the shareholders which support such action and consent. In the event any consent to action without a shareholder meeting is submitted to the

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Corporation is deficient under this Section of these Bylaws, the Corporation may notify shareholders of the pending action.

4.16.CORPORATION’S ACCEPTANCE OF VOTES. The Corporation shall accept votes by the shareholders in the following manner:

a.If the name signed on a vote, consent, waiver, or proxy appointment corresponds to the name of a shareholder, the corporation if acting in good faith is entitled to accept the vote, consent, waiver, or proxy appointment and give it effect as the act of the shareholders.

b.If the name signed on a vote, consent, waiver, or proxy appointment does not correspond to the name of its shareholder, the corporation if acting in good faith is nevertheless entitled to accept the vote, consent, waiver, or proxy appointment and give it effect as the act of the shareholder if:

i.the shareholder is an entity and the name signed purports to be that of an officer or agent of the entity;

ii.the name signed purports to be that of an administrator, executor, guardian, or conservator representing the shareholder and, if the corporation requests, evidence of fiduciary status acceptable to the corporation has been presented with respect to the vote, consent, waiver, or proxy appointment;

iii.the name signed purports to be that of a receiver or trustee in bankruptcy of the shareholder and, if the corporation requests, evidence of this status acceptable to the corporation has been presented with respect to the vote, consent, waiver, or proxy appointment;

iv.the name signed purports to be that of a pledgee, beneficial owner, or attorney-in-fact of the shareholder and, if the corporation requests, evidence acceptable to the corporation of the signatory's authority to sign for the shareholder has been presented with respect to the vote, consent, waiver, or proxy appointment;

v.two or more persons are the shareholder as co-tenants or fiduciaries and the name signed purports to be the name of at least one of the co-owners and the person signing appears to be acting on behalf of all the co-owners.

c.The corporation is entitled to reject a vote, consent, waiver, or proxy appointment if the secretary or other officer or agent authorized to tabulate votes, acting in good faith, has reasonable basis for doubt about the validity of the signature on it or about the signatory's authority to sign for the shareholder.

d.The corporation and its officer or agent who accepts or rejects a vote, consent, waiver, or proxy appointment in good faith and in accordance with the standards of this section are not liable in damages to the shareholder for the consequences of the acceptance or rejection.

e.Corporate action based on the acceptance or rejection of a vote, consent, waiver, or proxy appointment under this section is valid unless a court of competent jurisdiction determines otherwise.

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ARTICLE 5

Officers

5.01.DESIGNATIONS. The Corporation shall have a President, a Secretary, and a Treasurer, who will be elected by the directors at their first meeting after the annual shareholder meeting. The Corporation may also have one or more Vice-Presidents (one shall serve as Executive Vice-President) and Assistant Secretaries and Assistant Treasurers as the Board may designate. Per these Bylaws, an elected officer will hold office for one year or until a successor is elected and qualified. The same person may hold any two or more offices concurrently, except the offices of President, Vice-President, and Secretary shall be held by separate individuals.

5.02.APPOINTMENT AND TERM OF OFFICE. The officers of the Corporation shall be appointed by the Board for a term as determined by the Board. The designation of a specified term grants to the officer no contractual rights, and the Board can remove the officer at any time prior to the termination of such term. If no term is specified, they shall hold office until they resign, die, or until they are removed in the manner provided in Section 5.03.

5.03.REMOVAL OF OFFICERS. Any officer or agent may be removed by the Board at any time, with or without cause. Such removal shall be without prejudice to the contract rights, if any, of the person so removed. Appointment of an officer or agent shall not of itself create contract rights.

5.04.THE PRESIDENT. The President shall preside over all meetings of shareholders and directors, shall have general supervision of the Corporation’s affairs, and perform all other duties as are incident to the office or are properly required by a resolution passed by the Board.

5.05.VICE PRESIDENT. During the absence or disability of the President, the Executive Vice-President (if any) may exercise all functions of the President. Each Vice-President shall have such powers and fulfill such duties as may be assigned by a resolution of the Board. If there is no Vice President, then the Treasurer shall perform such duties of the President.

5.06.SECRETARY AND ASSISTANT SECRETARIES. The Secretary must:

a.Issue notices for all meetings and actions of the Board or shareholders;

b.Accept all requests for special meetings of the Board or shareholders;

c.Accept all notices of proxy appointments and revocations;

d.Keep the minutes of all meetings;

e.Accept delivery of any dissent announced at any meeting of the Board or shareholders;

f.Acknowledge and execute any share certificates;

g.Have charge of the corporate seal and books; and

h.Make reports and perform duties as are incident to the office, or are properly required of him or her by the Board of Directors.

The Assistant Secretary, or Assistant Secretaries (in the order designated by the Board), will perform all of the duties of the Secretary during the absence or disability of the Secretary, and at other times may perform such duties as are directed by the President or the Board.

5.07.THE TREASURER. The Treasurer shall:

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a.Have custody of the Corporation’s monies and securities and maintain regular books of account;

b.Disburse the Corporation’s funds in payment of the just demands against the Corporation or as may be ordered by the Board, taking proper vouchers for such disbursements; and

c.Provide the Board with an account of all his or her transactions as Treasurer and of the financial conditions of the office properly required of him or her by the Board.

The Assistant Treasurer, or Assistant Treasurers (in the order designated by the Board), must perform all of the duties of the Treasurer in the absence or disability of the Treasurer, and at other times must perform such other duties as are directed by the President or the Board.

5.08.DELEGATION. In the absence or inability to act of any officer and of any person authorized to act in their place, the Board may delegate the officer’s powers or duties to any other officer, director, or other person, subject to Section 5.01 of these Bylaws. Vacancies in any office arising from any cause may be filled by the Board, subject to Section 5.01 of these Bylaws, at any regular or special board meeting.

5.09.OTHER OFFICERS. The Board may appoint other officers and agents as it deems necessary or expedient. The term, powers, and duties of such officers will be determined by the Board and described in the resolution authorizing the appointment.

5.10.LOANS. No loans may be made by the Corporation to any officer, unless first approved by a two-thirds majority vote of all the outstanding the voting shares entitled to vote on the matter.

5.11.BONDS. The Board may resolve to require any officer to give bonds to the Corporation, with sufficient surety or sureties, conditioned upon the faithful performance of the duties of their offices and compliance with other conditions as required by the Board.

5.12.SALARIES. Officers’ salaries will be fixed from time to time by the Board. Officers are not prevented from receiving a salary by reason of the fact that he or she is also a director of the Corporation.

5.13.INDEMNIFICATION. Officers shall be indemnified by the Corporation, so long as the officer acted in a manner substantially similar to and consistent with the standard of care for directors, as described in Section 2.03 of these Bylaws. Any officer indemnification shall be limited to proceedings that are directly related to or have arisen out of the officer’s acts on behalf of the Corporation.

ARTICLE 6

Capital & Finance

6.01.DIVIDENDS. Dividends may be declared by the Board and paid by the Corporation out of the net earnings of the corporation unreserved and unrestricted earned surplus of the Corporation, or out of the unreserved and unrestricted net earnings of the current fiscal year, or in treasury shares of the Corporation, subject to the conditions and limitations imposed by the state of formation. The share transfer books may be closed by the Board pursuant to Sections 3.07 and 4.08 of these Bylaws. The Board, without closing the Corporation’s books, may declare dividends payable only to holders of record at the close of business on any business day not more than ninety (90) days prior to the date on which the dividend is paid.

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6.02.RESERVES. The Board may, in its absolute discretion, set aside out of the Corporation’s earned net surplus, such sum or sums as it deems expedient for dividend, maintaining any corporate property, or any other purpose, before making any distribution of earned surplus.

6.03.DEPOSITORIES. The Corporation’s monies must be deposited in the Corporation’s name in a bank or trust company or trust companies designated by resolution of the Board. Corporate monies may be drawn out only by check or other order for payment signed by such persons and in such manner as may be determined by resolution of the Board.

ARTICLE 7

Books and Records

7.01.MEETING MINUTES. As required by these Bylaws, the Corporation must keep a complete and accurate accounting and minutes of the proceedings of its shareholders and Board.

7.02.SHAREHOLDER LIST. The Corporation must keep a list of its shareholders, including the names and addresses of all shareholders and the number and class of the shares held by each at its registered office or principal place of business, or at the office of its transfer agent or registrar.

7.03.ACCOUNTING RECORDS. The Corporation shall maintain appropriate accounting records.

7.04.OTHER RECORDS. The Corporation shall keep a copy of the following records at its principal office:

a.its Articles of Incorporation, as originally filed, and as currently in effect;

b.a copy of these Bylaws currently in effect;

c.the minutes of all shareholders’ meetings, and records of all action taken by shareholders without a meeting, for the past three (3) years;

d.all written communications within the past three (3) years to shareholders as a group;

e.a list of the names and business addresses of its current officers and directors;

f.its most recent annual report delivered to the relevant state authority; and

g.all quarterly or annual financial statements (balance sheet and income statement) prepared for periods ending during the last three (3) years.

7.05.LEGIBILITY OF RECORDS. Any books, records, and minutes may be in written form or any other form capable of being converted into written form within a reasonable time.

7.06.RIGHT TO INSPECT. Any shareholder or shareholder representative has the right, upon written request delivered to the Corporation, to inspect and copy during usual business hours the following documents of the Corporation:

a.These Bylaws;

b.Minutes of the shareholder proceedings;

c.Annual statements of affairs;

d.Any voting trust agreements; and

e.Any documents kept in accordance with Article 7 herein.

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The Corporation acknowledges and agrees that any obligation to produce corporate documents under this Article of these Bylaws shall attach to the Secretary as part of the duties described in Section 5.06 of these Bylaws.

7.07.ENHANCED INSPECTION. Any individual or group which comprises at least five (5) percent of the outstanding shares, may submit to the Corporation a written request to inspect and copy the following documents during usual business hours:

a.The books of account and share ledger of the Corporation;

b.The statement of affairs for the Corporation; and

c.The list of shareholders.

Until these Bylaws require otherwise, no shareholder approval is required to acquire, transfer, exchange, sell, or dispose of any assets of the Corporation in the ordinary course of business or after dissolving the Corporation.

9.05.DISSENTER RIGHTS. Shareholders are entitled to dissent from, and obtain fair value payment for shares held in the event of, any corporate actions requiring shareholder approval under Section 9.04 of these Bylaws. In the event a corporate action that will create dissenter rights under this Section of these Bylaws occurs, the Corporation shall deliver notice to all shareholders that a corporate action has occurred or will occur that entitles the shareholder to assert their dissenter rights under these Bylaws. These options for dissent do not apply to a shareholder who voted in favor of the action or failed to express such dissent at the meeting.

ARTICLE 10

Amendments

10.01.BY SHAREHOLDERS. These Bylaws may be altered, amended or repealed by the affirmative vote of a majority of the voting shares issued and outstanding at any regular or special shareholder meeting.

10.02.BY DIRECTORS. The Board of Directors has the power to make, alter, amend, and repeal the Corporation’s Bylaws. Any alteration, amendment, or repeal of the Bylaws, may be changed or repealed by the holders of a majority of the shares entitled to vote at any shareholders meeting.

10.03.EMERGENCY BYLAWS. The Board of Directors may adopt emergency Bylaws, subject to a vote to repeal or modify by the shareholders, which operate during any emergency in the Corporation’s conduct of business resulting from an attack on the United States or a nuclear or atomic disaster.

10.04.COMPLIANCE WITH STATE LAW. Any amendment to the Corporation’s Articles of Incorporation or these Bylaws shall be consistent with laws of the state of formation.

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These Bylaws are adopted by resolution of the Corporation's Board of Directors on this 3rd day of June, 2025.

/s/ Nezar Mohamed

Nezar Mohamed, Director

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